Mail Stop 3561
								October 14, 2005
Paul Manson
President
Sea Breeze Power Corporation
Suite 1400
333 Seymour Street
Vancouver, BC  V6B 5A6
Canada


      Re:	Sea Breeze Power Corporation
		Form 20-F for the Fiscal Year Ended December 31, 2004
		File No. 0-50566


Dear Mr. Manson:

	We have completed our review of your Form 20-F and have no further comments at this time.

							Sincerely,


							James Allegretto
Senior Assistant Chief Accountant